SETTLEMENT AGREEMENT


                      SETTLEMENT AGREEMENT, dated as of November 19, 1997 (the "Agreement"), by and between HARVEY R. MILLER, AS TRUSTEE FOR THE LIQUIDATION OF STRATTON OAKMONT, INC. under the Securities Investor Protection Act (the "Trustee") and JOSEPH DANIEL CARD ("Card").

                              W I T N E S S E T H:

         WHEREAS, on January 29, 1997, in the SIPA liquidation proceeding of Stratton Oakmont, Inc. ("Stratton Oakmont"), pending in United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") SIPA Proceeding No. 97-8074A(TLB) (the "SIPA Proceeding"), the Trustee was appointed pursuant to the provisions of the Securities Investor Protection Act of 1970, 15 U.S.C. ss. 78aaa et seq. ("SIPA"), to administer the liquidation of Stratton Oakmont; and

         WHEREAS, on November 6, 1995, an arbitration award was entered in favor of Card, as complainant in a National Association of Securities Dealers ("NASD") arbitration proceeding, against Stratton Oakmont, as respondent, and certain co-respondents with Stratton Oakmont in the amount of $1,552,200.86 (the "NASD Award"); and

         WHEREAS, to secure its obligation to pay the NASD Award, Stratton Oakmont transferred to Card, inter alia, the shares of stock and warrants set forth in Schedule I annexed hereto (the "Pledged Securities"); and

         WHEREAS, Card filed a claim against Stratton Oakmont in the SIPA Proceeding based upon the NASD Award (the "SIPA Claim");

         WHEREAS, the Trustee has asserted that certain transfers by Stratton Oakmont to Card, including the transfer of the Pledged Securities, are voidable preferences pursuant to section 547 of title 11 of the United States Code (the "Bankruptcy Code"), and Card has disputed such assertion; and

         WHEREAS the parties to this Agreement desire to amicably resolve, compromise, and settle all claims as provided in this Agreement;

         NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES, CONDITIONS AND COVENANTS STATED HEREIN, THE PARTIES, INTENDING TO BE LEGALLY BOUND, HEREBY AGREE AS FOLLOWS:

                  1. Transfer and Payment - Card agrees to transfer to the Trustee, or to the Trustee's designee, on or before the Closing Date (as such term is hereinafter defined), the Pledged Securities and all of Card's right, title, and interest in the Pledged Securities, in exchange for payment by the Trustee to Card of two hundred thousand dollars ($200,000.00) (the "Settlement

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Amount"). Notwithstanding the foregoing, the Trustee shall have the right, in his sole discretion, to direct that the Settlement Amount be paid to Card through Card's retention of shares the Pledged Securities consisting of shares of International Dispensing Corporation ("IDC") as shall be equal to $200,000 at the price quoted on a national exchange for such shares as of the close of business on the business day preceding the Closing Date (as such term is hereinafter defined).

                  2. Claims Released - Upon payment of the Settlement Amount to Card and transfer of the Pledged Securities to and receipt of such shares by the Trustee as set forth in the immediately preceding paragraph, (a) Card, his heirs, successors, and assigns, hereby forever release and discharge Stratton Oakmont and the Trustee from any and all claims (as such term is defined in section 101(5) of the Bankruptcy Code), demands, causes of action, suits, debts, judgments, decrees, controversies, agreements, or reimbursements of any kind whatsoever on any theory whatsoever arising on or before the date of this Agreement, including but not limited to claims arising from the NASD Award or the SIPA Claim (collectively, the "Card Claims"); and (b) the Trustee, on behalf of Stratton Oakmont, hereby forever releases and discharges Card, his heirs, successors, and assigns from any and all claims (as such term is defined in section 101(5) of the Bankruptcy Code), demands, causes of action, suits, debts, judgments, decrees, controversies, agreements, or reimbursements of any kind whatsoever on any theory whatsoever arising on or before the date of this Agreement, including but not limited to claims arising under section 547 of the Bankruptcy Code (collectively, the "Trustee Claims" and, collectively with the Card Claims, the "Released Claims").

                  3. Conditions Precedent - This Agreement is subject to approval by the Bankruptcy Court, and shall be of no force or effect unless and until such condition is satisfied. In the event that the Bankruptcy Court does not approve this Agreement, this Agreement (except for this paragraph) shall be null and void and shall not be binding upon the parties hereto, and the parties reserve their rights, claims, and defenses without prejudice by reason of this Agreement or any statement made, or action or position taken, document prepared or executed in connection herewith or at the hearing, if any, before the Bankruptcy Court to consider authorization of this Agreement (none of which, in such event, be referred to, or relied upon, by any party for any purpose except as shall be specifically agreed to in writing by the parties).

                  4. Closing Date - Upon the satisfaction of the conditions stated, the transfers and payments set forth in this Agreement shall take place on or before the close of business of the first business day (the "Closing Date") after the Bankruptcy Court has entered orders approving this Agreement. The Closing Date may be modified by the mutual written consent of the parties to this Agreement.

                  5. Representations and Warranties - Each party to this Agreement hereby represents and warrants to the other party to this Agreement that (a) such party has all power and authority necessary to enter into this Agreement, to bind all parties, persons, or entities for whom such party acts, and to carry out and perform this Agreement according to its terms; (b) this


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Agreement is binding and enforceable upon such party; (c) no consent, approval, authorization, or order of, and no notice to, or filing with, any court, governmental authority, person, or entity is required for the execution, delivery, and performance by such party of this Agreement that has not been obtained; (d) the execution, delivery, and performance of this Agreement will not conflict or contravene any contract obligations that such party has; (e) such party is not relying on, and expressly disclaims the existence of or any reliance upon any oral or written representation, promise, statement, opinion, or other act or omission made to such party other than those expressly set forth in writing in this Agreement, such party has received all information that is material to such party related to this Agreement, and such party has had the benefit of counsel of such party's own choice and has been afforded the opportunity to independently review and understand this Agreement, with such party's chosen counsel; (f) the parties have entered into this Agreement freely and without duress after having independently consulted with their own counsel; and (g) this Agreement has been actually negotiated by and between the parties, is jointly drafted by their respective attorneys, and shall not be construed against any party hereto.

                  6. Governing Law - This Agreement is made and performable in New York County, New York. This Agreement will be governed and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws rules of New York.

                  7. Venue and Jurisdiction - All actions against any party to this Agreement arising under or relating in any way to this Agreement shall be brought exclusively in the United States Bankruptcy Court for the Southern District of New York. Each of the parties agrees to submit to the personal jurisdiction of, and to waive any objection to venue in, such court.

                  8. Waiver of Jury Trial - TO THE FULL EXTENT PERMITTED BY LAW, EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ENTRY INTO THIS AGREEMENT.

                  9. Successors and Assigns - This Agreement shall continue perpetually and shall be binding upon the parties hereto and their respective heirs, personal representatives, administrators, successors and assigns (collectively, "Successors") and shall inure to the benefit of the Parties' respective Successors.

                  10. Good Faith Cooperation - The parties to this Agreement agree to cooperate in good faith to take all necessary steps to effectuate all terms and conditions of this Agreement.

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                  11. Counterparts - This Agreement may be executed by the
parties hereto in separate counterparts, each of which, when so executed and delivered by one or more parties shall be deemed an original, and all of which counterparts shall together constitute one and the same instrument.

                  12. Entire Agreement - This Agreement represents the entire agreement of the parties hereto and the terms are contractual and not mere recitals. This Agreement may not be amended, altered, or modified or changed in any way except in a writing signed by each of the parties to this Agreement. The parties hereto further agree that in the event of any subsequent litigation, controversy, or dispute concerning any of the terms, conditions, or provisions of this Agreement, neither party shall be permitted to offer or introduce any oral evidence concerning other oral promises or oral agreements between the parties relating to the subject matter of this Agreement not included or referred to herein and not reflected by a writing signed by each of the parties.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.



/s/ Harvey R. Miller                              /s/ Joseph Daniel Card
------------------------------------              ------------------------------
Harvey R. Miller,                                 Joseph Daniel Card
As Trustee for Stratton Oakmont, Inc.




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                                   SCHEDULE I

                           LIST OF PLEDGED SECURITIES


Modular Vision Systems, Inc. - 41,800 shares
Childrobics - 83,900 shares
United Restaurants - 186,650 Warrants A
United Restaurants - 233,360 Warrants B
Dualstar - 63,440 shares
International Dispensing Corporation- 995,705 shares









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